NSAR 77O

VK Tax Managed Equity Growth Fund
10f-3 Transactions
March 1, 2002 through August 31, 2002


Underwriting#           Purchased  Amount of Shares   % of    Date
          Underwriting  From        Purchased       Underwriting


1    JetBlue Airways      Raymond
     Corp.             James & Assoc.      100        0.002%   4/11/02
2    Premcor Inc.        Goldman Sachs     100        0.001%   4/29/02
3    Lin TV Inc.         JP MorganChase    700        0.004%   5/03/02


Principal Underwriters for #1
Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Raymond James & Associates, Inc.
UBS Warburg LLC
Arnhold and S. Bleischroeder Inc.
M.R. Beal & Company
BNP Paribas Securities Corp.
Credit Lyonnais Securities (USA)
HVB Capital Markets, Inc.
Samuel A. Ramirez & Company, Inc.

Principal Underwriters for #2
Morgan Stanley & Co. Incorporated
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
Salomon Smith Barney Inc.
Deutsche Bank Securities Inc.
Bear, Stearns & Co. Inc.
Credit Lyonnais Securities (USA) Inc.
Fahnestock & Co. Inc.
Friedman, Billings, Ramsey & Co.,Inc.
Petrie Parkman & Co.
Prudential Securities Incorporated
Raymond James & Associates, Inc.
Robertson Stephens, Inc.
Smith, Moore & Co.
TD Securities (USA) Inc.

Principal Underwriters for #3
Deutsche Bank Securities Inc.
Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
Credit Suisse First Boston Corporation
Morgan Stanley & Co. Incorporated
A.G. Edwards & Sons, Inc.
Allen & Company Incorporated
Goldman Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Robertson Stephens, Inc.
E*Trade Securities, Incorporated
First Southwest Company
Gabelli & Company, Inc.
Sanders Morris Harris Inc.